Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195478 on Form S-3 of our report dated March 30, 2018, relating to the consolidated financial statements and financial statement schedules of Hines Global REIT, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Hines Global REIT, Inc. for the year ended December 31, 2017.
 /s/ Deloitte & Touche LLP

Houston, Texas
March 30, 2018